UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2026

Sera Prognostics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40606	26-1911522
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2749 East Parleys Way Suite 200
Salt Lake City, Utah		84109
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (801) 990-0520

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SERA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2026, upon the recommendation of the Nominating and Governance Committee of the Board of Directors (the “Board”) of Sera Prognostics, Inc. (the “Company”), and pursuant to the Amended and Restated Bylaws of the Company, the Board appointed, effective as of July 1, 2026, Mark Capone to serve as a Class II director, with an initial term expiring at the Company’s 2029 annual meeting of stockholders. In connection with and effective as of his appointment to the Board, Mr. Capone was also appointed to the Compensation Committee of the Board (the “Compensation Committee”).

Mark Capone is an accomplished healthcare executive with more than 40 years of experience in molecular diagnostics, genetics, biotechnology, medical devices and pharmaceuticals. Since January 2024, Mr. Capone has served as a director and member of the audit committee of Mesa Laboratories, Inc. (Nasdaq: MLAB) (“Mesa”) and was also appointed as a member of Mesa’s compensation committee in August 2025. Since March 2020, Mr. Capone has served as the CEO of Precision Medicine Advisors, LLC, a consulting company advising biopharmaceutical organizations. Previously, Mr. Capone served for five years as CEO of Myriad Genetics, a pioneering precision medicine company. During his 17-year career at Myriad, he transformed the company from $14M revenue, 150 employees, and one product to a global leader in precision medicine with $850M in revenue, 3,000 employees, and 11 products, four of which were obtained through acquisitions that deployed more than $1B in capital. Prior to joining Myriad Genetics, Mr. Capone served in a variety of roles with Eli Lilly and Company, including as Sales Director, Plant Manager, R&D Team Leader, and Biochemical Engineer. He received his MS in Management from the Massachusetts Institute of Technology (MIT) Sloan School of Management, an MS in (Bio) Chemical Engineering from MIT, a BS in Chemical Engineering from MIT, and a BS in Chemical Engineering from Penn State, graduating with highest distinction. Mr. Capone serves as a non-executive director of two privately held companies.

Mr. Capone will be entitled to standard compensation paid by the Company to its non-employee directors under the Company’s Non-Employee Director Compensation Policy (the “Non-Employee Director Compensation Policy”), which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein. Pursuant to the Non-Employee Director Compensation Policy, in connection with Mr. Capone's appointment to the Board, on July 10, 2026, (the “Grant Date”), Mr. Capone will be granted the lesser of (a) an equity award with a grant date fair value of $167,072, with approximately equal value coming from stock options and restricted stock units (“RSUs”) or (b) an equity award of 150,000 option equivalents. The RSUs shall vest in three substantially equal annual installments and the options shall vest and become exercisable in thirty-six substantially equal monthly installments. Mr. Capone will also receive cash compensation for his service on the Board and Compensation Committee in accordance with the Non-Employee Director Compensation Policy. Furthermore, pursuant to the Non-Employee Director Compensation Policy, following each annual meeting of stockholders, Mr. Capone is entitled to receive the lesser of (i) an equity award with a grant date fair value of $88,359, with approximately equal value coming from stock options and RSUs or (b) an equity award of 75,000 option equivalents. The RSUs shall vest in one annual installment and the options will vest in twelve substantially equal monthly installments, such that the awards shall be fully vested on the earlier of the first anniversary of the date of grant or the date of the next annual meeting, subject to Mr. Capone continuing to provide services to the Company through such vesting dates.

Mr. Capone will also enter into the Company’s standard indemnification agreement for directors, the form of which was filed as Exhibit 10.1 of the Company’s Registration Statement on Form S-1/A, filed with the SEC July 8, 2021 and is incorporated herein by reference.

There is no arrangement or understanding between Mr. Capone and any other person pursuant to which Mr. Capone was appointed as a director. Mr. Capone is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Board has determined that Mr. Capone is an independent director in accordance with the listing requirements of the Nasdaq Global Market and the standards promulgated by the SEC, including enhanced independence criteria applicable to members of the Compensation Committee.

On June 30, 2026, the Company issued a press release announcing the appointment of Mr. Capone as a director, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1+	Non-Employee Director Compensation Policy
99.1	Press release dated June 30, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERA PROGNOSTICS, INC.

Date:	June 30, 2026	By:	/s/ Austin Aerts
Austin Aerts Chief Financial Officer